Exhibit 99.1
Healthcare Services Group, Inc. Reports Q2 Results, Cash Dividend Increase

BENSALEM, Pa., July 23, 2019 (BUSINESS WIRE) -- Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended June 30, 2019 revenue of $462 million and net income of $18.2 million or $0.24 per basic and diluted common share.

Second Quarter Results

Revenue for the quarter was $462 million, down $14 million sequentially, primarily due to the Company exiting facilities in conjunction with operator transitions, including those related to the previously announced Chapter 11 reorganization of Senior Care Centers. Approximately one-half of that revenue step down is reflected in the current quarter. Dining & nutrition and housekeeping & laundry segment revenues were reported at $233 million and $229 million, respectively.

Direct cost of services was reported at $400 million, or 86.7%, and included approximately $4 million of elevated payroll costs primarily due to the facility transitions of account managers related to the aforementioned operator changes as well as the Company’s ongoing investment in its training and development ramp-up.

Selling, general and administrative (“SG&A”) was reported at 8.4% but after adjusting for the change in deferred compensation, actual SG&A was $37 million or 8%. During the quarter, SG&A was also impacted by approximately $2 million of legal and professional fees related to the previously announced SEC matter.

The Company reported an effective tax rate of 23% in the second quarter and expects its 2019 tax rate to approximate 21% to 23%, including the Worker Opportunity Tax Credit, but excluding other discrete items that impacted its 2018 rate.

Cash flow from operations for the quarter was $3 million, inclusive of the $21 million decrease in accrued payroll. DSO for the quarter was reported at 68 days.

CEO Comments

Ted Wahl, Chief Executive Officer, stated, “Over the past few months, we continued to make progress on our near term priorities of systems adherence, customer payment frequency and management development, in what is still a tough environment for the industry.

Mr. Wahl added, “We worked through hundreds of facility operator changes, sometimes under difficult circumstances, and there was an unusually high number of new facility operators with whom were unable to come to agreeable terms and ultimately, exited. We saw that reflected in the revenue step down this past quarter. Additionally, the high number of facility operator changes also impacted some of new business activity and opportunities, as our field-based leaders focused their attention on facility operator transitions and retention, as opposed to new business openings.”

Mr. Wahl concluded, “Looking ahead, the Patient Driven Payment Model and 2.5% increase in Medicare reimbursement, both starting in October, along with improving occupancy trends will go a long way in strengthening the industry heading into 2020. For the rest of the year, we will continue to focus on the customer experience and our other near term priorities to ensure we are well positioned for the long term growth opportunity that awaits, which is compelling.”

Other Recent Developments and Highlights

During the second quarter, the Company continued to make progress on its near-term priorities:

•2Q19 normalized cost of services were below 86% and housekeeping & laundry and dining & nutrition segment margins, which were impacted by the elevated payroll cost noted above, were reported at 10.8% and 4.2%, respectively.
•Cash collections exceeded billings for the quarter, as the Company has successfully transitioned over 55% of its customers to an accelerated payment model.
•Increased the quality and quantity of management candidates during the quarter, in both segments and across the majority of divisions.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.19875 per common share, payable on September 27, 2019 to shareholders of record at the close of business on August 23, 2019. This represents the 65th consecutive quarterly

Exhibit 99.1
cash dividend payment, as well as the 64th consecutive increase since the initiation of quarterly cash dividend payments in 2003.

Other Matters

The Company announced it further expanded the role and responsibilities of Andrew W. Kush, Executive Vice-President & Chief Administrative Officer (“CAO”), to include oversight of the Company’s field-based operations. Mr. Kush will be focused on ensuring the Company is optimizing its talent, expertise and leadership across its customer service delivery-related functions. Prior to his appointment to CAO, Mr. Kush served as Senior Vice President of Human Resources & Risk Management. Mr. Kush also serves as President of HCSG Insurance Corp.

The Company also announced that David Hurlock, Chief Operating Officer, will be leaving the Company at the end of the month.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, July 24, 2019, at 8:30 a.m. Eastern Time to discuss its results for the three months ended June 30, 2019. The call may be accessed via phone at 877-395-7164. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com.

A replay of the webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be attending and presenting at CL King’s 17th Annual Best Ideas Conference at the Omni Berkshire Place Hotel in New York on September 19, 2019.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the six months ended June 30, 2019; credit and collection risks associated with the healthcare industry; risks associated with the ongoing Securities and Exchange Commission investigation into our earnings per share calculation practices and related litigation; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our tax rates and financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 31, 2018 under “Government Regulation of Clients,” “Competition” and “Service Agreements and Collections,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$462,101	$501,587	$938,212	$1,002,149
Operating costs and expenses:
Cost of services provided	400,485	436,287	827,750	905,283
Selling, general and administrative	38,609	34,118	79,710	67,895
Income from operations	23,007	31,182	30,752	28,971
Other income, net:
Investment and other income [1]	610	2,134	4,757	2,950
Income before income taxes	23,617	33,316	35,509	31,921
Income tax expense	5,431	7,502	8,167	6,035

Net income	$18,186	$25,814	$27,342	$25,886

Basic earnings per common share	$0.24	$0.35	$0.37	$0.35

Diluted earnings per common share	$0.24	$0.35	$0.37	$0.35

Cash dividends declared per common share	$0.19875	$0.19375	$0.39625	$0.38625

Basic weighted average number of common shares outstanding	74,352	73,982	74,327	73,947

Diluted weighted average number of common shares outstanding	74,619	74,487	74,669	74,606
1.Includes the net impact of the premiums and costs related to the voluntary benefits program, administered by the Company's wholly-owned captive insurance subsidiary which were reclassified for prior period numbers when the premiums were recorded as revenues with the related costs included as part of cost of services provided.

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	June 30, 2019	December 31, 2018
Cash and cash equivalents	$16,156	$26,025
Marketable securities, at fair value	79,533	76,362
Accounts and notes receivable, net	346,765	341,838
Other current assets	66,549	63,911
Total current assets	509,003	508,136

Property and equipment, net	29,603	12,900
Notes receivable - long-term	41,956	43,043
Goodwill	51,084	51,084
Other intangible assets, net	24,435	26,518
Deferred compensation funding	34,065	29,113
Other assets	19,985	21,809
Total Assets	$710,131	$692,603

Accrued insurance claims - current	$22,385	$20,696
Other current liabilities	129,006	142,695
Total current liabilities	151,391	163,391

Accrued insurance claims - long-term	62,815	58,904
Deferred compensation liability	34,193	29,528
Lease liability - long-term portion	12,084	—

Stockholders' equity	449,648	440,780
Total Liabilities and Stockholders' Equity	$710,131	$692,603